UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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PerkinElmer, Inc.

(Name of Registrant as Specified In Its Charter)

Not applicable.

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March         , 2007

Dear Shareholder:

We cordially invite you to attend the 2007 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 24, 2007, at 10:30 a.m. at the company’s corporate offices at 940 Winter Street, Waltham, Massachusetts.

The enclosed notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

GREGORY L. SUMME
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2007

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

Page

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	18

PROPOSAL NO. 3 APPROVAL OF AMENDMENTS TO THE COMPANY’S ARTICLES OF ORGANIZATION AND BY-LAWS TO REQUIRE A MAJORITY VOTE FOR UNCONTESTED ELECTIONS OF DIRECTORS	18

PROPOSAL NO. 4 SHAREHOLDER PROPOSAL REGARDING PAY-FOR-SUPERIOR PERFORMANCE	20
Supporting Statement from the International Brotherhood of Electrical Worker’s Pension Fund for the Shareholder Proposal	20
PerkinElmer’s Statement in Opposition to Shareholder Proposal	21

OTHER MATTERS	23

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF SHAREHOLDERS	23

APPENDIX A ARTICLES OF AMENDMENT TO PERKINELMER’S ARTICLES OF ORGANIZATION AND BY-LAW AMENDMENT	A-1

APPENDIX B FORM OF PROXY	B-1

*	To be included in the Definitive Proxy Statement

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 24, 2007, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect nine nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year;

3.	A proposal by the company to approve amendments to the company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors.

4.	A shareholder proposal described in the accompanying proxy statement, if presented at the meeting by its proponents; and

5.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 26, 2007 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

GREGORY L. SUMME
Chief Executive Officer and President

March         , 2007

Admission to the meeting will require an admission ticket and picture identification. If you are a shareholder of record, an admission ticket is attached to the proxy card sent with this notice of annual meeting. If you hold stock in “street name” through a nominee, a bank or a brokerage account, you are required to bring proof of your beneficial ownership of our common stock on the record date, as well as picture identification, to the meeting. If you arrive without the appropriate proof of ownership, you will not be admitted to the meeting unless we can verify that you were a PerkinElmer shareholder as of the record date for the meeting. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting.

RETURN ENCLOSED PROXY CARD

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, return the card to Mellon Investor Services, Proxy Processing, P.O. Box 3510, South Hackensack, NJ 07606-9210.

PROXY STATEMENT

General

PerkinElmer, Inc. has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 24, 2007 at 10:30 a.m., at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts, and at any adjournment of that meeting. The date of this proxy statement is March         , 2007, the approximate date on which we first sent or gave the proxy statement and form of proxy to our shareholders.

This proxy is solicited on behalf of our board of directors. Our board of directors requests that you sign and return your proxy card promptly. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by filing written notice with the Secretary of PerkinElmer, by signing and delivering a new proxy card bearing a later date, or by casting your vote in person at the meeting. It is important to sign and return your proxy card. It helps to establish a quorum so that the meeting may be held and permits your votes to be cast in accordance with your directions.

We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Shareholder Communications, Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians and will pay Georgeson $7,500 and out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Our board of directors has fixed the close of business on February 26, 2007 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 121,588,965 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

We previously mailed to shareholders or are enclosing with this proxy statement our annual report to shareholders for 2006. The annual report is not part of, or incorporated by reference in, this proxy statement.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Telephone: (781) 663-6900, Attention: Investor Relations. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card.

The first proposal is to elect nine directors for terms of one year each. You may grant or withhold authority to vote your shares to elect all nine nominees by marking the appropriate box on the proxy card. Should you desire to withhold authority to vote for one or more nominees, please identify the exceptions in the appropriate space provided on the proxy card. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this item, your shares will be voted “FOR” electing all nine nominees named in this proxy statement.

The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year ending December 30, 2007. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is a proposal by the company to approve amendments to the company’s Articles of Organization and By-laws to authorize majority voting in uncontested director elections as further described on the following pages. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. Your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “FOR” the third proposal.

The fourth proposal is a shareholder proposal further described on the following pages. The fourth proposal will not be voted upon at the meeting unless it is presented by its proponents at the meeting. The proxy card provides you with the opportunity to vote for or against this proposal or to abstain from voting on this proposal. If this proposal is voted upon at the meeting, your shares will be voted as you indicate on the proxy card. If you sign and return your proxy card and make no indication on the proxy card concerning this proposal, your shares will be voted “AGAINST” the fourth proposal.

Management does not anticipate a vote on any other proposal at the meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote those shares as to a particular proposal (which we refer to as “broker non-votes”) will be counted for purposes of determining whether a quorum exists at the meeting for that proposal.

The affirmative vote of the plurality of the votes cast at the meeting is required for the election of each of the nine directors. In other words, a candidate for director will be elected if he or she receives more votes than a competing candidate, even if the winning candidate does not receive a majority of the votes cast. Accordingly, shares withheld and broker non-votes, if any, will have no effect on voting on this proposal. The majority vote standard, if approved as described in the third proposal above, would be applicable to the election of the company’s directors at the 2008 annual meeting or any earlier uncontested election of directors.

The affirmative vote of the majority of the shares of common stock present or represented at the meeting and voting on the matter is required for the ratification of our independent auditors, and for approval of the shareholder proposal (if presented). Accordingly, shares abstaining and broker non-votes, if any, will have no effect on voting on these proposals.

The proposal to amend the company’s Articles of Organization and By-laws to authorize majority voting in uncontested elections of directors must be approved by the holders of two-thirds of the outstanding shares of common stock present or represented at the meeting. Accordingly, shares withheld and broker non-votes, if any, will have the effect of a vote against this proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will fix the number of directors to serve on our board at not fewer than three nor more than thirteen. We currently have ten directors, all of whose terms expire at this meeting. Our charter and By-laws provide that at each annual meeting of shareholders, our nominees for directors will be elected for a one-year term.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2008. All nine nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2006 annual meeting.

Robert F. Friel	Gabriel Schmergel
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Gregory L. Summe
James C. Mullen	G. Robert Tod
Dr. Vicki L. Sato

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ELECTING THE NINE NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the nine nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than nine nominees. To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees.

ROBERT F. FRIEL:    Age 51; Principal Occupation: Vice Chairman and President, Life and Analytical Sciences unit of PerkinElmer. Director of PerkinElmer since 2006.

Mr. Friel currently serves as Vice Chairman of PerkinElmer and President of our Life and Analytical Sciences unit. Prior to being appointed Vice Chairman, he served since October 2004 as our Executive Vice President and Chief Financial Officer with responsibility for business development and information technology in addition to his oversight of our finance functions. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in Taxation from Fairleigh Dickinson University. Mr. Friel is also a director of Millennium Pharmaceuticals, Inc. and Fairchild Semiconductor Corp.

NICHOLAS A. LOPARDO:    Age 60; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in North Reading, Massachusetts. Director of PerkinElmer since 1996. Chairman of the finance committee and a member of the audit committee.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is Chairman of the board of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. Since 1992, he has served as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University and is Chairman of the Board of the Landmark School, a premier secondary school for dyslexic students. Mr. Lopardo is also a board member of the Boston Partners in Education and USA Hockey Foundation, and is an advisory board member of the Salvation Army. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University.

ALEXIS P. MICHAS:    Age 49; Principal Occupation: Managing Partner and director of Stonington Partners, Inc., a private investment firm. Director of PerkinElmer since 2001. Member of the audit and finance committees.

Mr. Michas has been the Managing Partner and a director of Stonington Partners, Inc. since 1994. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994 and Senior Vice President of MLCP from 1989 to 1993. He served on the Board of Directors of MLCP from 1989 to 2001 and was a Consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is also a director of BorgWarner Inc., Lincoln Educational Services Corporation, Air Tran Airways, Inc. and a number of privately held companies.

JAMES C. MULLEN:    Age 48; Principal Occupation: President and Chief Executive Officer of Biogen Idec Inc., a biotechnology company based in Cambridge, Massachusetts. Director of PerkinElmer since 2004. Member of the compensation and benefits committee and nominating and corporate governance committee.

Mr. Mullen is President and Chief Executive Officer of Biogen Idec Inc. Mr. Mullen joined Biogen, Inc. in 1989. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000. Mr. Mullen has also held the positions of President and Chief Operating Officer (1999-2000); Vice President, International (1996-1999); Vice President, Operations (1992-1998); and Director, Facilities and Engineering (1989-1992). In 2003, Mr. Mullen helped to lead the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation, a global biotechnology leader that creates new standards of care in oncology, neurology and immunology. He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. In addition to serving as a director of Biogen Idec, Mr. Mullen is Chairman of the board of directors of the Biotechnology Industry Organization (BIO), a member of the Biomedical Sciences Careers Program and a Trustee of the Rivers School.

DR. VICKI L. SATO:    Age 58; Principal Occupation: Professor of Management Practice, Harvard Business School and Professor of the Practice, Department of Molecular and Cell Biology, Harvard University, Cambridge, Massachusetts. Advisor, Atlas Ventures. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

Dr. Sato was appointed Professor of Harvard Business School and Professor of the Department of Molecular and Cell Biology of Harvard University in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex Pharmaceuticals in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Dr. Sato is also a business advisor to Atlas Ventures and other enterprises in the biotechnology and pharmaceutical industries. Since 1993, Dr. Sato has served on the board of tutors, Department of Biochemistry and Molecular Biology at Harvard University and she previously served as an Associate Professor in the Department of Biology at Harvard University from 1980 to 1983. Dr. Sato serves as chair of the overseers of the Isabella Stewart Gardner Museum and is a trustee of Jose Mateo’s Ballet Theatre. She is also a director of Bristol-Myers Squibb Company, and of Infinity Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc. both of which are publicly held biotechnology companies. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University.

GABRIEL SCHMERGEL:    Age 66; Principal Occupation: Retired Chief Executive Officer and President of Genetics Institute, Inc. Director of PerkinElmer since 1999. Chairman of the nominating and corporate governance committee, and a member of the compensation and benefits and executive committees.

Mr. Schmergel joined Genetics Institute, Inc. as President and Chief Executive Officer in 1981. Under his leadership, Genetics Institute, Inc. became a fully integrated biopharmaceutical company with a portfolio of drugs for hemophilia, anemia and cancer. Genetics Institute, Inc. was acquired by Wyeth (formerly known as American Home Products Corporation) in 1996, and Mr. Schmergel retired as President and Chief Executive Officer in 1997. Mr. Schmergel was recognized with an honorary Doctorate of Engineering degree from Worcester Polytechnic Institute in 1988, and in 1994 was elected to the National Academy of Engineering for his leadership in biotechnology. From 1992 to 1998, he was a member of the visiting committee of Harvard Business School. He also spent five years on the board of governors of the New England Medical Center and on the board of trustees of the Boston Ballet. Currently, Mr. Schmergel serves on the board of overseers for the Tufts Veterinary School. Mr. Schmergel received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School, where he was named a Baker Scholar.

KENTON J. SICCHITANO:    Age 62; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chairman of the audit committee and a member of the compensation and benefits and executive committees.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School.

GREGORY L. SUMME:    Age 50; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 1998. Chairman of the executive committee and a member of the finance committee.

Mr. Summe was named our Chief Executive Officer effective January 1, 1999 and Chairman effective April 27, 1999. He was appointed President and Chief Operating Officer and elected to our board of directors in January 1998. From 1993 to 1998, Mr. Summe held several management positions with AlliedSignal, Inc., now Honeywell International: President of the Automotive Products Group, President of Aerospace Engines and President of General Aviation Avionics. Prior to joining AlliedSignal, he worked at General Electric, and was a partner at McKinsey & Company, where he worked from 1983 to 1992. Mr. Summe is a director of State Street Corporation. He holds a Bachelor of Science and a Master of Science degree in electrical engineering from the University of Kentucky and the University of Cincinnati, respectively, and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

G. ROBERT TOD:    Age 67; Principal Occupation: Retired Vice Chairman, President and Chief Operating Officer and director of the CML Group, Inc., a specialty marketing company. Director of PerkinElmer since 1984. Lead Director, Chairman of the compensation and benefits committee and a member of the executive and finance committees.

Mr. Tod was co-founder of the CML Group, Inc. and served as its Vice Chairman, President and Chief Operating Officer from 1969 to his retirement in 1998. Mr. Tod is currently non-executive Chairman of Allagash Brewing Co. and serves on the board of trustees of Rensselaer Polytechnic Institute and the Ida Cason Callaway Foundation. Mr. Tod is a former director of SCI Systems, Inc., US Trust, Walden Bancorp and Domain, Inc. He also previously served as a trustee of Emerson Hospital, the Middlesex School, the Fenn School, and as a Vice President of the Alumni Executive Council of the Harvard Business School. Mr. Tod received a Bachelor of Science degree in mechanical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Ms. Erickson, Messrs. Lopardo, Michas, Mullen, Schmergel, Sicchitano or Tod, or Dr. Sato has a material relationship with PerkinElmer, and each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by board members.

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the New York Stock Exchange and such other factors as the committee deems appropriate. Under our By-laws, a director is deemed to have retired at the annual meeting of shareholders following the date he or she attains the age of seventy. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2008 Annual Meeting,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Gregory L. Summe, Chairman of the Board, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to G. Robert Tod, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which PerkinElmer tends to receive repetitive or duplicative communications.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of our company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers and, subject to shareholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of company activity through regular written reports and presentations at board and committee meetings.

Our board of directors met seven times in fiscal 2006. During fiscal 2006, each director attended 75% or more of the total number of meetings of the board and the committees of which such director was a member. We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meetings of shareholders. In 2006, all directors but one attended our annual meeting of shareholders.

Our board of directors has appointed G. Robert Tod “Lead Director” to, among other responsibilities set forth in our corporate governance guidelines, preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. Our board holds executive sessions of non-management directors preceding or following each regularly scheduled board meeting.

Mr. Summe and Mr. Friel are the only directors who are also employees of PerkinElmer. They do not participate in any meetings at which their compensation is determined.

Our board’s standing committees are audit, executive, finance, nominating and corporate governance and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines, and standards of business conduct in the “Corporate Governance” section of the “Investor Corner” of our website, www.perkinelmer.com, or request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditors. The current members of our audit committee are Messrs. Sicchitano (Chair), Michas and Lopardo and Ms. Erickson. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Sicchitano, Michas and Lopardo and Ms. Erickson is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Michas or Lopardo or Ms. Erickson, serves on the audit committees of more than two other public companies. The audit committee held nine meetings during fiscal 2006.

Executive Committee

Our executive committee, which acts as needed during intervals between board meetings, has been delegated all of the powers of our board of directors, except those powers which by law or under our charter or By-laws the board is prohibited from delegating. The current members of the executive committee are Messrs. Summe (Chair), Tod, Schmergel and Sicchitano. The board has determined that each of Messrs. Tod and Sicchitano is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Mr. Tod is our Lead Director. Our executive committee met one time during fiscal 2006.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Michas, Summe and Tod. The board of directors has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Summe is our Chairman of the Board, Chief Executive Officer and President. Our finance committee held three meetings during fiscal 2006.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party policy. The current members of the nominating and corporate governance committee are Messrs. Schmergel (Chair) and Mullen, Ms. Erickson and Dr. Sato. The board has determined that each of Messrs. Schmergel and Mullen, Ms. Erickson and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee is authorized to retain advisers and consultants and to compensate them for their services. The committee did not retain any such advisers or consultants during fiscal year 2006. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party policy, see “Certain Relationships and Policies on Related Transactions” above. Our nominating and corporate governance committee met one time during fiscal 2006.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board of directors relating to the compensation of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation.

The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by the board. In addition, the compensation and benefits committee grants stock options and other stock incentives to our officers, and administers our incentive, compensation and executive benefit plans.

The current members of the compensation and benefits committee are Messrs. Tod (Chair), Mullen, Schmergel, and Sicchitano. The board has determined that each of Messrs. Tod, Mullen, Schmergel, and Sicchitano is independent as defined under the rules of the New York Stock Exchange. Our compensation and benefits committee held seven meetings during fiscal 2006.

Our board of directors has adopted a charter for the compensation and benefits committee, which is available on the Company’s website at www.perkinelmer.com by first clicking on “Investor Corner” and then “Corporate Governance.” The charter is also available in print to any stockholder who requests it by contacting PerkinElmer, Inc., 940 Winter Street, Waltham, MA 02151, Telephone: (781) 663-6900, Attention: Investor Relations.

The committee has engaged Mercer Human Resource Consulting, which we refer to as Mercer, an external global human resources consulting firm, to conduct an annual review of its total compensation program for executive officers. The committee has also engaged Mercer to provide reviews of director compensation and other topics relevant to executive and board compensation. Mercer provides data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on compensation decisions. Mercer also advises the committee on the structure of executive officer and director compensation programs which includes the design of incentive plans, and the forms and mix of compensation. In order to maintain objectivity and independence, Mercer does not provide other compensation consulting services to PerkinElmer without the prior approval of the chair of the compensation committee. Other units within Mercer may provide nominal services to PerkinElmer which are not related to compensation consulting.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the compensation committee with assistance from our Chief Administrative Officer. Agenda topics are also proposed by committee members. Compensation and benefits committee meetings are regularly attended by our Chief Executive Officer and the Chief Administrative Officer, as well as the Mercer consultant. At each meeting, the committee meets in executive session without the Chief Executive Officer and Chief Administrative Officer present. The Mercer consultant attends executive session as requested by the committee. The committee’s Chairman regularly reports the committee’s recommendations on executive compensation to our board of directors.

Our human resources department also supports the committee in its duties. They, along with the Chief Executive Officer, the Chief Administrative Officer, and other officers may be delegated authority by the committee to fulfill certain administrative duties regarding compensation programs. The compensation and benefits committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2006, the members of the compensation and benefits committee of our board of directors were Messrs. Tod (Chair), Mullen, Schmergel and Sicchitano. As part of a regular rotation of committee assignments, Mr. Schmergel replaced Mr. Lopardo on the compensation and benefits committee in April 2006.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

REPORT OF THE AUDIT COMMITTEE

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2006;

•	Discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement on Accounting Standards 61, Communication with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Deloitte & Touche LLP its independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chairman
Tamara J. Erickson
Nicholas A. Lopardo
Alexis P. Michas

Independent Auditors Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2006 fiscal year and the 2005 fiscal year:

	Fiscal 2006	Fiscal 2005
Audit Fees	$3,380,000	$3,421,000
Audit-Related Fees	493,000	674,000
Tax Fees	1,711,000	1,894,000
All Other Fees	0	0

Total Fees	$5,584,000	$5,989,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our auditors in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, specific internal control process reviews, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission. No audit-related fees were provided in either fiscal 2006 or 2005 under the de minimis exception to the audit committee pre-approval requirements.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $1,200,000 in fiscal 2006 and to $1,120,000 in fiscal 2005) and expatriate tax return preparation and assistance (fees for which amounted to $360,000 in fiscal 2006 and $361,000 in fiscal 2005) accounted for $1,560,000 of the total tax fees paid for fiscal 2006 and $1,481,000 of the total tax fees paid for fiscal 2005. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $151,000 for fiscal 2006 and $413,000 for fiscal 2005. No tax fees for either fiscal 2006 or fiscal 2005 were provided under the de minimis exception to the audit committee pre-approval requirements.

All Other Fees

There were not any fees for other services in either fiscal 2006 or 2005.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors. We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the audit committee or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent auditors during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

On a semi-annual basis, our management provides the audit committee with an update of proposed services for pre-approval. Any additional services which fall outside the scope of the semi-annual review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services or classes of permitted services to be provided by the independent auditors. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at each of its regularly scheduled meetings. While controls have been established to identify all services rendered by the independent auditor, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies On Related Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer, including any of its subsidiaries, is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect material interest.

If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related party must report the proposed related party transaction to our Senior Vice President and General Counsel. The policy calls for the proposed related party transaction to be reviewed, and if deemed appropriate, approved by the nominating and corporate governance committee of our board. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related party transaction. The policy also permits the chair of the committee to review, and if deemed appropriate, approve proposed related party transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related party’s interest in the related party transaction;

•	the approximate dollar value of the amount involved in the related party transaction;

•	the approximate dollar value of the amount of the related party’s interest in the transaction, without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are proposed to be, or were, entered into on terms no less favorable to us than terms that could have been, or have been, reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction;

•	whether any alternatives were considered that would not have involved a transaction with a related party;

•

any other information regarding the related party transaction or the related party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in PerkinElmer’s best interests. The committee may impose any conditions on PerkinElmer, in connection with the related party transaction, that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related party transaction disclosure rule, the committee has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties, and therefore, are not related party transactions for purposes of this policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity, (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than 2% of the annual consolidated gross revenues of each of PerkinElmer and the other entity that is a party to the transaction; and

•	a transaction that is specifically contemplated by provisions of PerkinElmer’s Articles of Organization or By-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation and benefits committee in the manner specified in its charter.

DIRECTOR COMPENSATION

[To be included in Definitive Proxy Statement]

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 15, 2007 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares which the person has the right to acquire within 60 days after February 15, 2007 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Deferred Compensation Plan Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class (5)
Jeffrey D. Capello	38,151	35,299	211,990	285,440	*
Tamara J. Erickson	15,352	—	40,101	55,453	*
Robert F. Friel	283,284	37,174	1,196,126	1,516,584	1.2%
Nicholas A. Lopardo	18,189	30,881	45,101	94,171	*
Manning & Napier Advisors, Inc. (6)	6,228,292	—	—	6,228,292	5.1%
Alexis P. Michas	30,818	38,579	27,101	96,498	*
James C. Mullen	14,810	—	12,382	27,192	*
John A. Roush	63,687	18,607	125,150	207,444	*
Vicki L. Sato	17,002	—	27,101	44,103	*
Gabriel Schmergel	31,852	—	45,101	76,953	*
Kenton J. Sicchitano	16,092	—	39,817	55,909	*
Gregory L. Summe	282,714	480,704	4,081,863	4,845,281	4.0%
G. Robert Tod	45,452	—	53,817	99,269	*
Richard F. Walsh	39,650	145,712	1,004,487	1,189,849	1.0%
All executive officers, directors, and nominees for director of the company as a group, 15 in number	943,459	804,959	6,941,286	8,689,704	7.1%

NOTES

*	Less than 1%

(1)	The address of each of our officers and directors is c/o PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Each individual has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, except that shares accrued under our deferred compensation plan may not be sold until distributed from the plan. The number of shares stated as being owned beneficially includes shares held by spouses, minor children and trusts. The inclusion of those shares in this proxy statement, however, does not constitute an admission that the executive officers, directors, or nominees for director are direct or indirect beneficial owners of the shares. This column also includes investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan.

(2)	Represents shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution.

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2007 upon the exercise of outstanding stock options.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Deferred Compensation Plan Holdings” and “Acquirable Within 60 Days” columns.

(5)	The percentages reported in this column are determined in accordance with rules promulgated by the Securities and Exchange Commission. The information does not denote the percentage ownership of outstanding shares of common stock.

(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2007 by Manning & Napier Advisors, Inc., reporting sole power to vote or direct the vote over 5,441,857 shares and sole power to dispose or direct the disposition of 786,435 shares. The address of Manning & Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, New York 14450.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

[To be included in Definitive Proxy Statement]

COMPENSATION COMMITTEE REPORT

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

G. Robert Tod, Chairman
James C. Mullen
Gabriel Schmergel
Kenton J. Sicchitano

Summary Compensation Table [To be included in Definitive Proxy Statement]

2006 Grants of Plan-Based Awards

[To be included in Definitive Proxy Statement]

Outstanding Equity Awards at 2006 Fiscal Year-End

[To be included in Definitive Proxy Statement]

Option Exercises and Stock Vested in Fiscal 2006

[To be included in Definitive Proxy Statement]

2006 Pension Benefits

[To be included in Definitive Proxy Statement]

2006 Non-Qualified Deferred Compensation

[To be included in Definitive Proxy Statement]

Non-Qualified Deferred Compensation Plan

[To be included in Definitive Proxy Statement]

Potential Payments upon Termination or Change in Control

[To be included in Definitive Proxy Statement]

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2006.

	(a)	(b)	( c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by holders of PerkinElmer securities (2)	10,499,775	$23.98	8,437,573	(2)

Equity compensation plans not approved by holders of PerkinElmer securities (3)	1,881,997	$19.29	441,767

Total	12,381,772	$23.27	8,879,340

NOTES

(1)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2006, shares available for issuance under equity compensation plans, except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations contained in those plans.

(2)	Includes 1,747,879 shares which remain issuable under our 1998 Employee Stock Purchase Plan, of which approximately 52,000 shares are issuable in connection with the current offering period, which ends on June 30, 2007. To the extent that any outstanding option under our 1999 Incentive Plan, 2001 Incentive Plan, or 2005 Incentive Plan, all of which were approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2001 Incentive Plan, for options originally issued under either the 1999 Incentive Plan or the 2001 Incentive Plan, or under our 2005 Incentive Plan for options originally issued under the 2005 Incentive Plan.

(3)	This table excludes an aggregate of 196,272 shares issuable upon exercise of outstanding options we assumed in connection with various acquisition transactions. The per share weighted average exercise price of the excluded options is $21.81. Set forth below under the heading “Non-Shareholder Approved Plans” is a description of the material terms of our Life Sciences Incentive Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company. This table includes the options outstanding and shares available for issuance under our Life Sciences Incentive Plan.

Non-Shareholder Approved Plans

Life Sciences Incentive Plan

We assumed the Life Sciences Incentive Plan when we acquired Packard BioScience Company. The Life Sciences Incentive plan, our 2001 Incentive Plan and our 2005 Incentive Plan are the only three plans from which we continue to make grants. The 2001 and 2005 plans were approved by our shareholders; the Life Sciences Plan was not. For more information about our 2001 and 2005 Incentive Plans, please see “Components of the Executive Officer Compensation Program” above.

Shares Subject to Plan: A maximum of 2,322,606 shares in the Life Sciences Plan, as adjusted, were approved by the shareholders of the Packard BioScience Company for awards under the plan. We have made and will make appropriate adjustments to the shares subject to these plans and to outstanding awards upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. To the extent that any outstanding option under the Life Sciences Plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option or pursuant to a stock issuance are repurchased by us, the shares of common stock for which such option is not exercised, or the repurchased shares, are returned to the Life Sciences Plan and become available for future grant.

Eligibility: Our employees, excluding officers and directors, and any individuals who have accepted an offer of employment, are eligible to be granted options or awards under the Life Sciences Plan.

Administration: The Life Sciences Plan is administered by our board of directors. The board has the authority to grant options and awards and to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the Life Sciences Plan to one or more committees of the board.

Terms and Conditions: Under the Life Sciences Plan, the board may grant options to purchase common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to the exercise of each option. The exercise price at the time of option grant may not be less than 100% of the fair market value of the common stock at the time the option is granted. The option term cannot exceed 10 years.

Adjustments for Changes in Common Stock and Certain Other Events: Under the Life Sciences Plan, in the event of our proposed liquidation or dissolution, the board will provide that all then unexercised options will become exercisable in full and terminate effective upon the liquidation or dissolution, except to the extent exercised before the effective date. The board may specify the effect of a liquidation or dissolution on any award granted under the plans. In the event of an acquisition, defined as any merger or consolidation of PerkinElmer with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or any exchange of shares of PerkinElmer for cash, securities or other property pursuant to a statutory share exchange transaction, the board will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for the options, the board will provide that unexercised options will become exercisable in full as of a specified time prior to the event.

Amendment: The board may at any time amend, suspend or terminate the plans.

Other Plans

We granted options to our Chief Executive Officer in January 1999 under a plan that was not approved by our shareholders.

Shares Subject to the Plan: A maximum of 900,000 shares in the plan were approved for awards under the plan. Appropriate adjustments will be made to the shares subject to options outstanding under the plan upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure. The options granted to our Chief Executive Officer were the sole awards authorized for grant under the plan. No additional grants may be made under the plan.

Administration: The plan is administered by our board of directors. The board has the authority to adopt, amend and repeal administrative rules, guidelines and practices. The board may delegate any or all of its powers under the plan to one or more committees of the board.

Terms and conditions: We made two option grants totaling 900,000 shares to our Chief Executive Officer under this plan. The first grant was made on January 8, 1998, for 400,000 shares with a per share exercise price of $10.59 and an expiration date in January 2008. The option vested in full in January 2001. The second grant was made on January 20, 1999, for 500,000 shares with a per share exercise price of $13.63 and an expiration date in January 2009. The option vested in full in January 2000. Vesting of the second option accelerated based on satisfaction of the performance target of 50% cumulative growth in our earnings per share within two (2) years or less over the base year 1998, adjusted for the effects of acquisitions and divestitures. In each case, the option exercise price represented the fair market price of the stock on the date of grant. Upon the death or total disability of the optionee, he or his estate has one year to exercise vested options. Upon retirement at a PerkinElmer-recognized retirement age, the optionee has the earlier of three (3) years or January 2009 to exercise vested options. Upon termination of the optionee’s employment, all further vesting stops and all unvested shares are cancelled. Upon a change in control of PerkinElmer, all unvested options become 100% vested.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

On January 24, 2007, our audit committee selected the firm of Deloitte & Touche LLP, independent public accountants, to act as our auditors and to audit the books of PerkinElmer and its subsidiaries for the 2007 fiscal year, which ends on December 30, 2007. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002 to serve as our independent auditors for the 2002 fiscal year. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our board of directors, upon the recommendation of the audit committee, believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the meeting. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.

PROPOSAL NO. 3

TO APPROVE AMENDMENTS TO THE COMPANY’S ARTICLES OF ORGANIZATION AND BY-LAWS TO REQUIRE A MAJORITY VOTE FOR UNCONTESTED ELECTIONS OF DIRECTORS

The company’s board of directors recommends that its shareholders approve the company’s proposal to amend its Articles of Organization and By-laws to require that a candidate in an uncontested election for director will be elected as a director only if the votes cast for his or her election exceed the votes cast against his or her election. In contested elections, the vote standard would continue to be a plurality of votes cast.

Current Standard

Massachusetts law provides that, unless otherwise specified in a company’s Articles of Organization or By-laws, directors are elected by a plurality of the votes cast. The company’s By-laws today include this plurality standard for elections of directors by shareholders, so a director nominee with the most votes cast in his or her favor is elected, notwithstanding any withheld votes.

Description of Proposed Amendments

The proposed amendments to the company’s Articles of Organization and By-laws to implement majority voting are set forth in Appendix B to this proxy statement. The amendment to the company’s Articles of Organization is an enabling provision, which permits the amendment of the By-laws that implements the majority vote standard in director elections other than contested elections.

If these amendments of the Articles of Organization and By-laws are not approved, the existing plurality vote standard in the By-laws will remain in effect.

Reasons for Recommendation

Shareholders of many public companies have recently urged that directors be required to receive a majority of the votes cast in favor of their election, rather than be elected under the plurality voting standard. In response, a number of public companies have recently adopted charter or by-law provisions requiring a majority vote standard, or a by-law or policy requiring a director who does not receive such a majority to submit his or her resignation from the board. Such a post-election resignation policy or by-law is designed to address what happens to a director who failed to receive sufficient votes for re-election but who, under state law, would otherwise remain in office until his or her successor is elected at the next annual meeting.

To be responsive to the desires of our investors, the board of directors of the company recommends that the company’s shareholders vote in favor of the proposed amendments to the company’s Articles of Organization and By-laws set forth in this proxy statement to implement a majority voting standard.

The board is aware that a plurality standard would provide greater certainty that the annual election of directors by shareholders will result in a full board of directors, and that the proposed change to a majority voting standard would not have had any effect on the company’s election of directors in the recent past because director nominees have received votes exceeding a majority of the votes cast. However, the board believes that a majority voting standard for uncontested director elections will give shareholders a significant voice in and responsibility for the election of the company’s directors, and believes that the company should take a leadership role in promoting best practices in corporate governance. The board also recognizes that a majority voting standard will result in only directors with broad acceptability being elected and may enhance the accountability of each board member to the shareholders. As a result, the company’s board of directors has determined that a majority vote standard in uncontested elections for directors would be in the best interest of the company.

Effectiveness of Amendments

If approved, the amendment of the company’s Articles of Organization will become effective upon the filing of Articles of Amendment to the company’s Articles of Organization with the Secretary of State of Massachusetts. The company would make that filing promptly after approval of this proposal at the 2007 annual meeting. The amendment of the company’s By-laws would be effective at the same time. The new majority vote standard would then be applicable to the election of the company’s directors at the 2008 annual meeting (if uncontested) and to any earlier uncontested election of directors occurring after these amendments become effective. If the proposed amendments to the company’s Articles of Organization and By-laws are approved, the Board also will make minor conforming changes to the resignation policy.

Vote Required

This proposal to amend the company’s Articles of Organization and the By-laws must be approved by the holders of two-thirds of the outstanding shares of common stock present in person or represented by proxy at the meeting. Abstentions from voting and broker non-votes will have the effect of a vote against this proposal.

The Board of Directors urges you to vote FOR this proposal.

PROPOSAL NO. 4

SHAREHOLDER PROPOSAL

The International Brotherhood of Electrical Workers’ Pension Fund (IBEW PBF), 900 Seventh Street, NW, Washington, DC, 20001, holder of 2,829 shares of our common stock, has submitted the following resolution for adoption at the meeting.

Pay-for-Superior-Performance Proposal

RESOLVED: That the shareholders of PerkinElmer, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

SUPPORTING STATEMENT FROM THE IBEW PBF

We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

We urge you to vote FOR this resolution.

PERKINELMER’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL

Your board of directors opposes this proposal because it is too restrictive, unnecessary and not in the best interests of PerkinElmer or its shareholders. The board of directors and the compensation and benefits committee of the board, firmly believes that compensation plans should be designed and implemented to promote long-term shareholder value creation with market-based competitive pay levels. This philosophy is a central, guiding principle of our executive officer compensation program.

•	PerkinElmer maintains a pay-for-performance compensation philosophy. Our executive incentive programs are designed to pay based on achievement of specific and measurable performance targets.

•

The board evaluates executive target compensation levels and company performance in comparison to peer companies’ annually. Our programs are targeted to pay above peer and market median levels only when performance exceeds target objectives.

•

We believe that the performance measures and targets used for PerkinElmer executive compensation programs should be aligned to PerkinElmer’s specific short- and long-term business objectives, which may be different from those published by our competitors.

•	It is important that the board retain the ability to exercise judgment in the development and administration of executive compensation.

Our board and our compensation and benefits committee strongly believe in tying executive compensation to performance. Consistent with this pay-for-performance philosophy, the committee has structured an executive compensation program under which the majority of pay is performance-based. Base salaries are set at market levels. The cash bonus program pays out based on the achievement of revenue growth, earnings per share and cash flow targets, as well as performance against non-financial goals. The long-term incentive program consists of stock options, restricted stock with performance-based vesting, and performance units. Stock options are granted at fair market value and only deliver value to the executive if the stock price rises. Restricted shares vest only upon the achievement of specific earnings per share growth targets. The performance unit payments are tied to both stock price growth and the achievement of earnings per share, cash flow, net margin, and revenue growth targets. As a result, if the company fails to achieve its goals, PerkinElmer’s executives will not receive a significant portion of their target compensation.

As further described in the Compensation Discussion & Analysis portion of this proxy statement, the committee structures our executive compensation programs so that an executive’s compensation exceeds median levels for peer companies and the market only when the company’s and the executive’s performance exceeds target objectives. Working with its independent advisors, the committee annually reviews each executive’s pay and assigns the executive a target pay level that approximates peer company median levels for comparable positions. Above-median pay levels can only be achieved when performance exceeds target objectives and pay levels will fall below peer and market median when results are below target.

Our board and the committee agree with the International Brotherhood of Electrical Workers’ Pension Benefit Fund that benchmarking financial and stock price performance against peer companies can be a useful metric for evaluating executive performance. The committee annually evaluates company performance against peer company performance over a number of financial measures including stock price performance.

However, the board and the committee strongly disagree with the International Brotherhood of Electrical Workers’ Pension Benefit Fund’s proposition that performance objectives that represent strong and superior performance should only be defined in relation to peer performance. We believe that the International Brotherhood of Electrical Workers’ Pension Benefit Fund’s proposal would significantly restrict the board and the committee in selecting performance measures and defining performance objectives that support the achievement of the company’s short and long-term business strategy and, ultimately, long-term shareholder value creation. The board and the committee believe a wide range of performance metrics should be considered, not just those capable of being benchmarked against our peers. Additionally, peer performance levels may not always be an accurate measure of our company’s performance levels. That is to say, given the unique characteristics of our business, or other external factors which could disproportionally impact our company (or, conversely, our peers), what is strong performance by any absolute measure could be inappropriately and unduly characterized as weak or superior performance relative to peers. The committee also believes that no other company or group of companies will ever be perfectly comparable to our company, and there could be situations where, in the judgment of our board and the committee, our company is performing favorably compared to competitors and yet, because of portions of their businesses that are not comparable or other external factors, the performance of these companies is in absolute terms superior to ours. We believe that it is critical that our board and the committee retain the ability to exercise judgment in circumstances such as these, so that our executives are appropriately motivated and fairly compensated.

OUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF PERKINELMER AND OUR SHAREHOLDERS. THEREFORE, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE APPROVAL OF THIS PROPOSAL.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe that during fiscal 2006 our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS

FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2008 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November     , 2007.

Shareholders who wish to nominate a director for election at the 2008 annual meeting should notify PerkinElmer no later than February     , 2008 or such nomination will not be timely. If our annual meeting is held earlier than April 4, 2008 or has not been held by June 23, 2008, then shareholders should send notice to us no later than the 75th day before the annual meeting or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Our By-laws specify the information the notice should contain to be effective.

Shareholders who wish to present a proposal at the 2008 annual meeting – other than one that will be included in our proxy materials – should send notice to PerkinElmer by January     , 2008. If a shareholder proposal is not submitted by this date and it is properly brought before the 2008 annual meeting, we may exercise voting discretion to vote the proxies that the board of directors solicits for the 2008 annual meeting on such shareholder proposal in accordance with our best judgment. If a shareholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission. The corresponding proposal submission date for the 2007 annual meeting was February 1, 2007. We have discretionary authority to vote the proxies that the board of directors solicits for the 2007 annual meeting on any shareholder proposals properly brought before the 2007 annual meeting with respect to which PerkinElmer was not notified by that date.

By Order of the Board of Directors,

GREGORY L. SUMME
Chief Executive Officer and President

Waltham, Massachusetts

March     , 2007

APPENDIX A

Articles of Amendment

PerkinElmer, Inc., having a registered office at 101 Federal Street, Boston, Massachusetts 02110, certifies as follows:

FIRST, Article VI of the Restated Articles of Organization of the corporation are amended by this Amendment.

SECOND, this Amendment was duly adopted and approved on January 24, 2007 by the board of directors and by the shareholders in the manner required by law and the Articles of Organization.

THIRD, the specific text of the amendments effected by this Amendment is as follows:

Article VI is amended to add the following at the end thereof:

The By-laws of this Corporation may, but are not required to, provide that in a meeting of stockholders other than a Contested Election Meeting (as defined below), a nominee for director shall be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. In a Contested Election Meeting, directors shall be elected by a plurality of the votes cast at such Contested Election Meeting. A meeting of stockholders shall be a “Contested Election Meeting” if, as of the day immediately preceding the date of this Corporation’s first notice to stockholders of such meeting sent pursuant to Section 4 of Article I of this Corporation’s By-laws, as such date is stated in such notice, either (i) there is any person nominated for election as a director at such meeting who was not nominated for election as a director by the Board of Directors, and such nomination other than by the Board of Directors has not been withdrawn, or (ii) there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting.

FOURTH, this Amendment does not authorize an exchange or effect a reclassification or cancellation of issued shares of the corporation.

FIFTH, this Amendment does not change the number of shares or par value (if any) of any type, or designate a class or series, of stock, or change a designation of any class or series of stock.

The foregoing amendments will become effective at the time and on the date when these Articles of Amendment are approved by the Division.

Signed by

(Please check appropriate box)

☐    Chairman of the board of directors,

☐    President,

☐    Other officer,

☐    Court-appointed fiduciary,

on this [                ] day of [                    ], 2007.

Majority Voting By-law Amendment

Section 8 of Article I of the Amended and Restated By-laws of PerkinElmer, Inc. shall be replaced in its entirety with the following: (Note: In order to make the amendment to the following provisions clearer, the text added has been underlined and made bold, and the text deleted has been marked with a strikethrough.)

8. Action at Meeting. When a quorum is present, the vote of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the vote of a majority of the stock of that class present or represented and voting on a matter), except where a larger vote is required by law, the Articles of Organization or these By-laws, shall decide any matter to be voted on by the stockholders other than an election of directors. ~~Any election by stockholders~~

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~~shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.~~ A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders that is a Contested Election Meeting (as defined below). A meeting of stockholders shall be a “Contested Election Meeting” if, as of the day immediately preceding the date of the corporation’s first notice to stockholders of such meeting sent pursuant to Section 4 of Article I of these By-laws, as such date is stated in such notice, either (i) there is any person nominated for election as a director at such meeting who was not nominated for election as a director by the Board of Directors, and such nomination other than by the Board of Directors has not been withdrawn, or (ii) there are more persons nominated for election as directors at such meeting than there are directors to be elected at such meeting. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The corporation shall not directly or indirectly vote any share of its stock. Nothing in this Section shall be construed as limiting the right of this corporation to vote shares of stock held directly or indirectly by it in a fiduciary capacity. In the event that a vote of stockholders of this corporation is required to approve an agreement to consolidate this corporation with another corporation to form a new corporation, or to merge this corporation into another corporation, or to merge or consolidate another corporation into this corporation, the vote of two-thirds of each class of stock of this corporation outstanding and entitled to vote on the question, voting separately, shall be necessary for the approval of such agreement.

A-2

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 24, 2007, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it turns right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

APPENDIX B

PROXY
PerkinElmer, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders April 24, 2007

The undersigned hereby appoints Gregory L. Summe and Robert F. Friel, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 24, 2007, at 10:30 a.m., and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

1. ELECTION OF DIRECTORS To elect 01 Robert F. Friel, 02 Nicholas A. Lopardo, 03 Alexis P. Michas,

                                                 04 James C. Mullen, 05 Dr. Vicki L. Sato, 06 Gabriel Schmergel, 07 Kenton J. Sicchitano,

                                                 08 Gregory L. Summe and 09 G. Robert Tod for terms of one year each.

2. RATIFICATION OF AUDITORS To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.
3. MAJORITY ELECTION OF DIRECTORS To approve amendments to the Company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors.

4. SHAREHOLDER PROPOSAL To request that the Company’s Board of Directors establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

é    FOLD AND DETACH HERE    é

PerkinElmer, Inc.
Annual Meeting of Shareholders

April 24, 2007

10:30 a.m.

Company’s Corporate Offices

940 Winter Street

Waltham, Massachusetts

This is your admission ticket to the Annual Meeting of Shareholders of PerkinElmer, Inc. to be held on Tuesday, April 24, 2007 at the Company’s corporate offices located at 940 Winter Street, Waltham, Massachusetts. Please detach and present this ticket and proof of identity for admission to the Annual Meeting. This ticket is issued to the shareholder whose name appears on it and is non-transferable.

B-1

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of all Directors listed on the reverse side; FOR the ratification of Deloitte & Touche LLP as independent auditors; FOR the amendments to the Company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors; and AGAINST the shareholder proposal.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposal 1				The Board of Directors recommends a vote FOR Proposal 2	FOR	AGAINST	ABSTAIN
1. To elect nine nominees for Director for terms of one year each (see reverse);				2. To ratify the appointment of Deloitte & Touche LLP as PerkinElmer’s independent auditors for the current fiscal year.	☐	☐	☐
FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
				The Board of Directors recommends a vote FOR Proposal 3	FOR	AGAINST	ABSTAIN
				3. To approve amendments to the Company’s Articles of Organization and By-laws to require a majority vote for uncontested elections of directors.	☐	☐	☐
				The Board of Directors recommends a vote AGAINST Proposal 4	FOR	AGAINST	ABSTAIN
FOR except vote withheld from the following nominee(s):				4. Shareholder proposal to request that the Company’s Board of Directors establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives.	☐	☐	☐

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature _______________________	Date __________________________	Signature _______________________	Date

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorized person.

é    FOLD AND DETACH HERE    é

WE ENCOURAGE YOU TO TAKE ADVANTAGE

OF INTERNET OR TELEPHONE VOTING

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/pki Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card

and return it in the enclosed postage-paid envelope.